Exhibit (h)(4)

September 15, 2009

Mr. Richard C. Barrett, Chairman

Stonebridge Funds Trust

1801 Century Park East, Suite 1800

Los Angeles, California 90067

Re:          Stonebridge Funds Trust (the “Trust”)

Dear Mr. Barrett:

By our execution of this letter agreement (the “Agreement”), ALPS Fund Services, Inc. (“ALPS”), to improve the performance of the Trust’s portfolios, hereby agrees to temporarily reduce the minimum administration fees it is entitled to receive pursuant to Section 2 of the Administration Agreement dated as of November 2, 1998 between the Trust and ALPS, as follows for the fiscal year ending October 31, 2010:

	Contractual Minimum	Reduced Minimum
Portfolio	Administration Fee	Administration Fee
Institutional Small-Cap Growth Fund	$6,250/month	$5,375/month

Small-Cap Growth Fund	$6,250/month	$5,375/month

ALPS acknowledges that it will not be entitled to collect on or make a claim for the administration fees it would have received but for this reduction at any time in the future.  ALPS agrees to continue such waivers for the portfolios through the end of the fiscal year October 31, 2010.

ALPS FUND SERVICES, INC.

By:	/s/ Jeremy May
Name:	Jeremy May

Title:

Managing Director of Operations & Client Services

Your signature below acknowledges

Acceptance of this Agreement:

By:	/s/ Richard C. Barrett
Name:	Richard C. Barrett

Title:

Chairman, Stonebridge Funds Trust